Press Release
For Further Information:
Kraton Polymers LLC
Analyst and Media: Shari Mattern 281-504-4780

Kraton Polymers LLC Announces Third Quarter 2006 Results
Total Revenue Increased 4% to $288 million
EBITDA Improved 49% to $37 million

HOUSTON, TX. – November 8, 2006 –Kraton Polymers LLC (Kraton), a leading global performance polymer producer, announces its financial results for the quarter and nine months ended September 30, 2006. Total Revenues for the quarter were $288 million compared to $276 million in the comparable period of 2005, an increase of 4%. This improvement was driven by increased average prices offsetting a 4% volume decline. Through the first nine months of 2006, Total Revenues increased 7% to $803 million.

Gross Profit for the quarter increased $12 million or 23% to $62 million, as compared to $51 million in the comparable period of 2005, primarily due to price increases, an increased share of our higher margin products and favorable manufacturing cost absorption, partially offset by higher raw material cost and lower volumes. Gross Profit for the first nine months of 2006 increased $1 million to $167 million.

EBITDA for the quarter increased $12 million or 49% to $37 million, as compared to $25 million in the comparable period of 2005. Last Twelve Months (LTM) Adjusted Bank Covenant EBITDA, a measure used to determine compliance with our debt covenants, totaled $123 million, an increase of $7 million from the comparable prior period. A reconciliation of EBITDA and Adjusted Bank Covenant EBITDA to Net Income is attached. Liquidity was $104 million at September 30, 2006 as Kraton’s higher revolver capacity partially offset a lower cash balance.

Net Income for the quarter was $12 million, compared with $3 million in the comparable period of 2005. During the first nine months of 2006, Net Income was $22 million versus $25 million for the same period of 2005.

“We are pleased with our quarterly results in the face of strong headwinds from continued high raw material costs, increased price competition and difficult market conditions in some of our end-uses. We remain focused on delivering exciting new innovations to our customers, driving increases in productivity, and improving the quality of our products and services,” said George B. Gregory, President and Chief Executive Officer.

Other Quarterly Business Results:

•	Third quarter sales volumes decreased 4 kT versus prior year to 100 kT. First nine months sales volumes were flat at 272 kT.

•	New innovation announced in Kraton’s Packaging and Films end-use market targeting high performance barrier packaging.

•	New China Technical and Distribution Center is on schedule for 1Q 2007 operation and will be located inside the Wai Gao Qiao Free Trade Zone in Shanghai China.

•	Belpre facility restructuring program is on track and should be completed by year-end 2006.

•	Brazil Polyisoprene Latex plant is mechanically complete and plant commissioning is underway.

•	$2 million cost recovery was received from insurance proceeds related to the fire in Pernis, The Netherlands which occurred in June 2004.

Kraton has scheduled an investor and analyst conference call for Thursday, November 9, 2006 to discuss the results of today’s earnings announcement. The call will begin at 2:00 p.m. central time, 3:00 p.m. eastern time. To listen to the conference call and view the slide presentation, which will be broadcast live over the Internet, go to Kraton’s website at www.kraton.com, click on Investor Relations and then go to Presentations and Papers and select “Third Quarter 2006 Earnings Presentation Webcast.” You may also listen to the analyst conference call by telephone by contacting the conference call operator 5-10 minutes prior to the scheduled start time and asking for the “Earnings Conference Call”. US Dial-In #: (888)552-9483 or International Dial-In #: 210-234-0009. For those unable to listen to the live call, a replay will be available 24 hours a day beginning at approximately 6:00 p.m. CT November 9th through 5:00 p.m. CT on November 23rd. To hear a telephonic replay of the call, dial 866-426-1597 or 203-369-0884 for international callers. To hear a replay of the call over the Internet, please access Kraton’s website at www.kraton.com.

About Kraton

Kraton is a leading global performance polymer company and is the world’s largest producer of styrenic block copolymers (SBCs), a family of products whose chemistry was pioneered by us over forty years ago. SBCs are highly-engineered thermoplastic elastomers, which enhance the performance of numerous products by delivering a variety of attributes, including greater flexibility, resilience, strength, durability and processability. Kraton polymers are used in a wide range of applications including adhesives, coatings, consumer and personal care products, sealants, lubricants, medical, packaging, automotive, paving, roofing, and footwear products. Kraton has the leading position in nearly all of its core markets and is the only producer of SBCs with global manufacturing capability. Its production facilities are located in the United States, The Netherlands, Germany, France, Brazil, and Japan.

Kraton, the Kraton logo and design, and “Giving Innovators their Edge” tagline are trademarks of Kraton Polymers LLC.

Forward Looking Statements

This press release includes “forward-looking statements” as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact are statements that could be deemed forward-looking statements and are often characterized by the use of words such as “believes,” “expects,” “estimates,” “projects,” “may,” “will,” “intends,” “plans” or “anticipates,” or by discussions of strategy, plans or intentions. In this press release, forward-looking information relates to covenant compliance, pricing trends, cost savings, production rates and other similar matters. All forward-looking statements in this press release are made based on management’s current expectations and estimates, which involve risks, uncertainties and other factors that could cause results to differ materially from those expressed in forward-looking statements. Among these factors are changes in overall economic conditions, the cyclical nature of the chemical industry, changes in demand for our products, changes in inventories at our customers and distributors, technological and product development risks, availability and cost of raw materials, competitors’ actions, pricing and gross margin pressures, loss of key customers, order cancellations or reduced bookings, the timing and cost of planned capital expenditures, changes in manufacturing yields, control of costs and expenses, significant litigation, risks associated with acquisitions and dispositions, risks associated with our substantial leverage and restrictive covenants in our debt agreements, risks associated with our international operations, the threat or occurrence of international armed conflict and terrorist activities both in the United States and internationally, risks and costs associated with increased and new regulation of corporate governance and disclosure standards (including pursuant to Section 404 of the Sarbanes-Oxley Act of 2002), and risks involving environmental or other governmental regulation. Readers are cautioned not to place undue reliance on forward-looking statements. We assume no obligation to update such information.

Kraton Polymers LLC

Consolidated Statements of Operations
Three Months Ended September 30, 2006 and 2005
(In thousands of U.S. dollars)
(Unaudited)

	September 30,
	2006	September 30, 2005
Revenues
Sales	$278,409	$269,017
Other	9,745	7,457

Total revenues	288,154	276,474
Costs and expense
Costs of goods sold	225,820	225,945

Gross profit	62,334	50,529
Research and development expenses	6,084	6,700
Selling, general, and administrative expenses	18,884	19,130
Depreciation and amortization of identifiable intangibles	11,187	11,548
(Earnings) loss in joint venture	208	(182)
Interest, net	10,932	8,683

Income before income taxes	15,039	4,650
Income tax provision	(3,404)	(1,268)

Net income	$11,635	$3,382

Kraton Polymers LLC

Consolidated Balance Sheets
September 30, 2006 and December 31, 2005
(In thousands of U.S. dollars)

	September 30,	December 31,
	2006	2005
Assets	(Unaudited)

Current assets:
Cash and cash equivalents	$28,715	$100,934
Receivables, net of allowances of $1,241 and $1,013	154,982	107,586
Inventories of products	266,575	192,595
Inventories of materials and supplies	10,291	9,336
Other current assets	17,905	23,511
Deferred income taxes	1,953	1,953

Total current assets	480,421	435,915
Property, plant, and equipment, less accumulated depreciation	400,624	394,192
Identifiable intangible assets, less accumulated amortization	95,963	101,848
Investment in joint venture	9,506	10,542
Deferred financing costs	13,588	12,711
Other long-term assets	12,636	9,605

Total assets	$1,012,738	$964,813

Liabilities and Member’s Equity

Current liabilities:
Current portion of long-term debt	$3,850	$30,570
Accounts payable—trade	81,953	64,345
Other payables and accruals	44,357	48,758
Due to related parties	11,294	13,119
Insurance bond payable	2,957	¯

Total current liabilities	144,411	156,792
Long-term debt, net of current portion	579,225	432,093
Deferred income taxes	34,544	34,010
Long-term liabilities	31,998	29,713

Total liabilities	790,178	652,608

Commitments and contingencies (See Note 8)

Member’s equity:
Common equity	208,801	314,897
Accumulated other comprehensive income (loss)	13,759	(2,692)

Total member’s equity	222,560	312,205

Total liabilities and member’s equity	$1,012,738	$964,813

Kraton Polymers LLC
LTM Bank Adjusted EBITDA
(In thousands of U.S. dollars)

	9 Mos ended	12 Mos ended	9 Mos ended	12 Mos ended
	9/30/05	9/30/05	9/30/06	9/30/06
Net income	$24,556	$12,654	$21,554	$19,658
Income taxes	9,189	5,548	7,233	9,563
Interest, net	25,833	37,077	29,501	37,611
D D & A	33,760	44,541	33,201	43,531

Financial Statement EBITDA	93,338	99,820	91,489	110,363
Sponsor fees and expenses		1,878		1,950
Plant turnaround costs		2,464		2,674
Increase in cost of goods sold related to inventory step-up in the period from December 23, 2003		4,265		¯
Infrastructure improvement for explosion or fire repairs		77		¯
Permitted acquisition costs				1,116
Severance related restructuring charges		¯		6,421
Specific cost savings expenses		¯		229
Other nonrecurring items		1,009		¯
Specified other restructuring charges		4,729		1,938
Other non-cash items increasing (decreasing) Consolidated Net Income		1,929		(1,319)

Consolidated Adjusted Bank EBITDA		$116,171		$123,372

(1)	The EBITDA measure is used by management to evaluate operating performance. Management believes that EBITDA is useful to investors because it is frequently used by securities analysts, institutional investors and other interested parties in the evaluation of companies in our industry. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income (loss) as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. Because all companies do not use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements.

(2)	These adjustments are made pursuant to the Credit and Guaranty Agreement, dated as of December 23, 2003, as amended as of March 4, 2004, as further amended as of October 21, 2004, as further amended as of February 16, 2006 and as further amended as of May 12, 2006, among Kraton Polymers LLC, as Borrower, Polymer Holdings LLC, certain subsidiaries of Kraton Polymers LLC, as Guarantors, various lenders, Goldman Sachs Credit Partners L.P. and UBS Securities LLC, as Lead Arrangers, Goldman Sachs Credit Partners L.P., as Syndication Agent, UBS AG, Stanford Branch, as Administrative Agent and Collateral Agent (the “senior secured credit facility”).

(3)	Adjusted Bank Covenant EBITDA is defined as EBITDA adjusted to exclude unusual items and other adjustments permitted in calculating covenant compliance under the senior secured credit facility. Management believes that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted Bank Covenant EBITDA are appropriate to provide additional information to investors to demonstrate compliance with the financing covenants contained in the senior secured credit facility.